Exhibit 99.1

Main Street Announces 2019 Fourth Quarter And Annual Results

Fourth Quarter 2019 Net Investment Income of $0.62 Per Share

Fourth Quarter 2019 Distributable Net Investment Income of $0.66 Per Share

Net Asset Value of $23.91 Per Share

HOUSTON, Feb. 27, 2020 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") is pleased to announce its financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Highlights

  Net investment income of $39.2 million (or $0.62 per share)
  Distributable net investment income(1) of $42.1 million (or $0.66 per share)
  Total investment income of $60.6 million
  Industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expenses to Assets Ratio") of 1.2% on an annualized basis
  Declared regular monthly dividends totaling $0.615 per share for the first quarter of 2020, or $0.205 per share for each of January, February and March 2020, representing a 5.1% increase from the regular monthly dividends paid for the first quarter of 2019
  Paid semi-annual supplemental cash dividend of $0.24 per share in December 2019
  Completed $36.3 million in total lower middle market ("LMM") portfolio investments, including an investment of $24.8 million in one new LMM portfolio company, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $13.2 million in total LMM portfolio investments
  Net decrease of $18.3 million in middle market portfolio investments
  Net increase of $71.2 million in private loan portfolio investments
  Further diversified capital structure by issuing an additional $75.0 million of 5.20% Notes due 2024 ("5.20% Notes") at a premium to par of approximately 105%, resulting in a yield-to-maturity of approximately 3.95%

Full Year 2019 Highlights

  Net investment income of $157.4 million (or $2.50 per share)
  Distributable net investment income(1) of $167.4 million (or $2.66 per share)
  Total investment income of $243.4 million
  Industry leading Operating Expenses to Assets Ratio of 1.4%
  Generated net realized gains of $13.8 million resulting from the full exits of four LMM portfolio companies
  Net increase in net assets resulting from operations of $129.6 million (or $2.06 per share)
  Paid regular monthly dividends totaling $2.415 per share, representing a 5.2% increase compared to $2.295 for 2018
  Paid supplemental cash dividends totaling $0.49 per share
  Completed $135.2 million in total LMM portfolio investments, including investments totaling $77.7 million in five new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $5.8 million in total LMM portfolio investments
  Net decrease of $41.6 million in middle market portfolio investments
  Net increase of $176.5 million in private loan portfolio investments
  Further diversified capital structure by issuing $325.0 million of 5.20% Notes

In commenting on Main Street's results, Dwayne L. Hyzak, Main Street's Chief Executive Officer, stated, "We are pleased that we again generated distributable net investment income per share in excess of our regular monthly dividends, exceeding the monthly dividends paid during the fourth quarter by approximately 7% and for the full year by approximately 10%, and we achieved this after increasing our monthly dividends paid in 2019 by over 5% from prior year. In addition, during 2019 we were also able to successfully execute on our previously stated goal of growing our private loan investment portfolio and being very selective with new investments in our middle market portfolio. Lastly, we were also successful in further strengthening our capital structure and liquidity position over the last 12 months, and we believe that the benefits of our conservative capital structure and significant liquidity position, coupled with the advantages of our differentiated investment strategy and efficient operating structure, have us well positioned for long-term growth and continued future success."

Fourth Quarter 2019 Operating Results

The following table provides a summary of our operating results for the fourth quarter of 2019:

	Three Months Ended December 31,
	2019	2018	Change ($)	Change (%)

Interest income	$ 46,649	$ 46,875	$ (226)	(0%)
Dividend income	12,031	10,450	1,581	15%
Fee income	1,969	1,955	14	1%
Total investment income	$ 60,649	$ 59,280	$ 1,369	2%

Net investment income	$ 39,247	$ 42,083	$ (2,836)	(7%)
Net investment income per share	$ 0.62	$ 0.69	$ (0.07)	(10%)

Distributable net investment income (1)	$ 42,050	$ 44,352	$ (2,302)	(5%)
Distributable net investment income per share (1)	$ 0.66	$ 0.72	$ (0.06)	(8%)

Net increase in net assets resulting from operations	$ 16,014	$ 9,505	$ 6,509	68%
Net increase in net assets resulting from operations per share	$ 0.25	$ 0.16	$ 0.09	56%

The $1.4 million increase in total investment income in the fourth quarter of 2019 from the comparable period of the prior year was principally attributable to a $1.6 million increase in dividend income from investment portfolio equity investments, partially offset by a $0.2 million decrease in interest income. The $1.4 million increase in total investment income in the fourth quarter of 2019 is net of the negative impact of a decrease of $0.4 million related to lower accelerated prepayment, repricing and other activity for certain investment portfolio debt investments when compared to the same period in 2018.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $18.6 million in the fourth quarter of 2019 from $14.9 million for the corresponding period of 2018. This increase in cash operating expenses was principally attributable to (i) a $1.9 million increase in compensation expense primarily due to an increase in incentive compensation accruals related principally to a $0.9 million decrease in the amount of cash bonus that was converted to a non-cash restricted stock grant and a $0.7 million increase in the fair value of our deferred compensation plan assets during the fourth quarter of 2019, in both cases as compared to the same period in 2018, (ii) a $1.6 million increase in interest expense primarily due to our 5.20% Notes, partially offset by the effect of payments on our other debt, and (iii) a $0.4 million increase in general and administrative expenses. Our Operating Expenses to Assets Ratio was 1.4% in 2019, unchanged from 2018.

The $2.8 million decrease in net investment income in the fourth quarter of 2019 was principally attributable to higher operating expenses, partially offset by the increase in total investment income, both as discussed above.

The $2.3 million decrease in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, in the fourth quarter of 2019 was primarily due to higher operating expenses, partially offset by the higher level of total investment income, both as discussed above. Distributable net investment income on a per share basis for the fourth quarter of 2019 includes the impacts of (i) a decrease of approximately $0.01 per share from the comparable period in 2018 attributable to the decrease in the comparable levels of accelerated prepayment, repricing and other activity for certain investment portfolio debt investments as discussed above, (ii) a decrease of $0.03 per share due to the reduction in the amount of cash bonus converted to a non-cash restricted stock grant and the increase in the fair value of our deferred compensation plan assets during the fourth quarter of 2019, both as discussed above, and (iii) a greater number of average shares outstanding compared to the corresponding period in 2018 primarily due to shares issued through our at-the-market, or ATM, program, shares issued pursuant to our equity incentive plans and shares issued pursuant to our dividend reinvestment plan.

The $6.5 million increase in the net increase in net assets resulting from operations in the fourth quarter of 2019 was primarily the result of (i) a $5.8 million improvement in net unrealized appreciation (depreciation) from portfolio investments, including the impact of accounting reversals relating to realized gains/income (losses), (ii) a $3.3 million benefit from the change in the income tax benefit (provision) and (iii) a $0.5 million improvement in the net realized loss from investments, with these increases partially offset by a $2.8 million decrease in net investment income as discussed above. The net realized loss from investments of $0.9 million for the fourth quarter of 2019 was primarily the result of the realized loss of $2.9 million from the restructure of a middle market investment, partially offset by the realized gain of $2.5 million resulting from the exit of a private loan investment.

The following table provides a summary of the total net unrealized depreciation of $23.5 million for the fourth quarter of 2019:

	Three Months Ended December 31, 2019
	LMM (a)	Middle Market	Private Loan	Other		Total
			(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods
due to net realized (gains / income) losses recognized during the current period	$ -	$ 1.4	$ (1.6)	$ -		$ (0.2)
Net unrealized appreciation (depreciation) relating to portfolio investments	(6.9)	(10.8)	(6.9)	1.5	(b)	(23.1)
Total net unrealized appreciation (depreciation) relating to portfolio investments	$ (6.9)	$ (9.4)	$ (8.5)	$ 1.5		$ (23.3)

Unrealized depreciation relating to SBIC debentures (c)						(0.2)
Total net unrealized depreciation						$ (23.5)

(a)	LMM includes unrealized appreciation on 23 LMM portfolio investments and unrealized depreciation on 20 LMM portfolio investments.
(b)

Other includes (i) $4.2 million of unrealized appreciation relating to the External Investment Manager, as defined below, and (ii) $0.3 million of unrealized appreciation relating to our deferred compensation plan, partially offset by $3.0 million of net unrealized depreciation relating to the other portfolio.

(c)	Relates to unrealized depreciation on the Small Business Investment Company ("SBIC") debentures previously issued by Main Street Capital II, LP which are accounted for on a fair value basis.

Liquidity and Capital Resources

As of December 31, 2019, we had $55.2 million in cash and cash equivalents, $405.0 million of unused capacity under our revolving credit facility ("Credit Facility"), which we maintain to support our investment and operating activities, and $35.2 million of remaining SBIC debenture capacity.

Several details regarding our capital structure as of December 31, 2019 are as follows:

  Our Credit Facility included $705.0 million in total commitments from a diversified group of seventeen participating lenders, plus an accordion feature which allows us to increase the total commitments under the facility to up to $800.0 million.
  $300.0 million in outstanding borrowings under our Credit Facility, with an interest rate of 3.7% based on LIBOR as of December 31, 2019 and effective as of the contractual reset date on January 1, 2020.
  $311.8 million of outstanding SBIC debentures through our three wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 3.6% and mature ten years from original issuance. The first maturity related to our SBIC debentures occurs late in the third quarter of 2020, and the weighted-average remaining duration was approximately 5.1 years.
  $325.0 million of notes outstanding that bear interest at a rate of 5.20% per year. The 5.20% Notes mature on May 1, 2024 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $185.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes due 2022"). The 4.50% Notes due 2022 mature on December 1, 2022 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  Our net asset value totaled $1,536.4 million, or $23.91 per share.

Investment Portfolio Information as of December 31, 2019 (2)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of December 31, 2019:

	As of December 31, 2019
	LMM (a)	Middle Market	Private Loan
		(dollars in millions)
Number of portfolio companies	69	51	65
Fair value	$ 1,206.9	$ 522.1	$ 692.1
Cost	$ 1,002.2	$ 572.3	$ 734.8
% of portfolio at cost - debt	65.9%	94.8%	94.6%
% of portfolio at cost - equity	34.1%	5.2%	5.4%
% of debt investments at cost secured by first priority lien	98.1%	91.3%	95.4%
Weighted-average annual effective yield (b)	11.8%	8.6%	9.5%
Average EBITDA (c)	$ 5.1	$ 85.0	$ 57.8

(a)	We had equity ownership in 99% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 42%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including three LMM portfolio companies, two middle market portfolio companies and three private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies, and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 174% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.8 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.9 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.9 to 1.0 and 2.8 to 1.0, respectively.(2) (3)

As of December 31, 2019, we had other portfolio investments in eleven companies, collectively totaling $106.7 million in fair value and $118.4 million in cost basis, which comprised approximately 4.1% of our investment portfolio at fair value.

As of December 31, 2019, there was no cost basis in our investment in the External Investment Manager and this investment had a fair value of $74.5 million, which comprised approximately 2.9% of our investment portfolio at fair value.

As of December 31, 2019, we had eight investments on non-accrual status, which comprised approximately 1.4% of the total investment portfolio at fair value and approximately 4.8% at cost. Our total portfolio investments at fair value were approximately 107% of the related cost basis as of December 31, 2019.

External Investment Manager

The External Investment Manager is a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties. The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-listed business development company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the fourth quarter of 2019, the External Investment Manager generated $3.1 million of fee income from this relationship, which consisted of $2.7 million of base management fees and $0.4 million in incentive fees, and HMS Income ended the fourth quarter of 2019 with total assets of approximately $1.1 billion. The relationship with HMS Income benefited our net investment income by $2.8 million in the fourth quarter of 2019 through a $1.7 million reduction of our operating expenses for expenses we allocated to the External Investment Manager for services we provided to it and $1.1 million of dividend income we received from the External Investment Manager.

Fourth Quarter 2019 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, February 28, 2020 at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year 2019 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, March 6, 2020 and may be accessed by dialing 201-612-7415 and using the passcode 13697784#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Annual Report on Form 10-K for the year ended December 31, 2019 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Fourth Quarter 2019 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(Unaudited)
INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 21,934	$ 21,097	$ 92,414	$ 85,853
Affiliate investments	9,306	9,570	34,732	36,800
Non-Control/Non-Affiliate investments	29,409	28,613	116,227	110,702
Total investment income	60,649	59,280	243,373	233,355
EXPENSES:
Interest	(13,122)	(11,511)	(50,258)	(43,493)
Compensation	(3,885)	(2,004)	(19,792)	(18,966)
General and administrative	(3,263)	(2,845)	(12,546)	(11,868)
Share-based compensation	(2,803)	(2,269)	(10,083)	(9,151)
Expenses allocated to the External Investment Manager	1,671	1,432	6,672	6,768
Total expenses	(21,402)	(17,197)	(86,007)	(76,710)
NET INVESTMENT INCOME	39,247	42,083	157,366	156,645

NET REALIZED GAIN (LOSS):
Control investments	(129)	-	4,797	4,681
Affiliate investments	37	(1,878)	(565)	20
Non-Control/Non-Affiliate investments	(857)	465	(19,344)	(3,360)
Realized loss on extinguishment of debt	-	-	(5,689)	(2,896)
Total net realized loss	(949)	(1,413)	(20,801)	(1,555)

NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	(7,266)	4,469	(980)	37,826
Affiliate investments	(2,141)	(4,935)	990	12,062
Non-Control/Non-Affiliate investments	(13,951)	(28,643)	(10,214)	(31,907)
SBIC debentures	(175)	(2)	4,450	1,294
Total net unrealized appreciation (depreciation)	(23,533)	(29,111)	(5,754)	19,275

INCOME TAXES:
Federal and state income, excise and other taxes	(801)	475	(3,546)	(319)
Deferred taxes	2,050	(2,529)	2,304	(5,833)
Income tax provision	1,249	(2,054)	(1,242)	(6,152)

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 16,014	$ 9,505	$ 129,569	$ 168,213

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.62	$ 0.69	$ 2.50	$ 2.60
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$ 0.25	$ 0.16	$ 2.06	$ 2.80

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	63,775,000	61,186,693	62,960,591	60,176,843

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	December 31, 2019	December 31, 2018

ASSETS

Investments at fair value:
Control investments	$ 1,032,721	$ 1,004,993
Affiliate investments	330,287	359,890
Non-Control/Non-Affiliate investments	1,239,316	1,089,026
Total investments	2,602,324	2,453,909

Cash and cash equivalents	55,246	54,181
Interest receivable and other assets	50,458	39,674
Receivable for securities sold	-	1,201
Deferred financing costs, net	3,521	4,461

Total assets	$ 2,711,549	$ 2,553,426

LIABILITIES

Credit facility	$ 300,000	$ 301,000
SBIC debentures (par: $311,800 ($37,000 due within one year) and $345,800 as of December 31, 2019 and December 31, 2018, respectively)	306,188	338,186
5.20% Notes due 2024 (par: $325,000 as of December 31, 2019)	324,595	-
4.50% Notes due 2022 (par: $185,000 as of both December 31, 2019 and December 31, 2018)	183,229	182,622
4.50% Notes due 2019 (par: $175,000 as of December 31, 2018)	-	174,338
Accounts payable and other liabilities	24,532	17,962
Payable for securities purchased	-	28,254
Interest payable	7,292	6,041
Dividend payable	13,174	11,948
Deferred tax liability, net	16,149	17,026

Total liabilities	1,175,159	1,077,377

NET ASSETS

Common stock	643	613
Additional paid-in capital	1,512,435	1,409,945
Total undistributed earnings	23,312	65,491

Total net assets	1,536,390	1,476,049

Total liabilities and net assets	$ 2,711,549	$ 2,553,426

NET ASSET VALUE PER SHARE	$ 23.91	$ 24.09

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net investment income	$ 39,247	$ 42,083	$ 157,366	$ 156,645
Share-based compensation expense	2,803	2,269	10,083	9,151
Distributable net investment income (1)	$ 42,050	$ 44,352	$ 167,449	$ 165,796

Per share amounts:
Net investment income per share -
Basic and diluted	$ 0.62	$ 0.69	$ 2.50	$ 2.60
Distributable net investment income per share -
Basic and diluted (1)	$ 0.66	$ 0.72	$ 2.66	$ 2.76

MAIN STREET CAPITAL CORPORATION
Endnotes

(1)

Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2)	Portfolio company financial information has not been independently verified by Main Street.

(3)	These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.